Exhibit 99.1

Lincoln Educational Services Corporation Reports

Second Quarter 2012 Results

West Orange, New Jersey, August 2, 2012 – Lincoln Educational Services Corporation (Nasdaq: LINC) (“Lincoln”) today reported second quarter results.

Highlights:

•	Revenue of $100.4 million for the second quarter of 2012, representing a decrease of 21.7% from $128.2 million for the second quarter of 2011.

•
Loss per share of $0.93 for the second quarter of 2012 as compared to diluted EPS of $0.22 for the second quarter of 2011.  Loss per share for the quarter includes a non-cash pre-tax charge of $23.7 million of goodwill and long-lived assets impairment.  Excluding the charge, loss per share was $0.14 per share for the quarter.

•
Student starts increased 18.4% for the second quarter of 2012 as compared to the second quarter of 2011.  Second quarter of 2012 starts include a number of students who were scheduled to start in July 2012, but started in late June of 2012.  Excluding these July starts, starts for the second quarter increased approximately 13.0% versus the second quarter of 2011.

•	Closing a number of small campuses negatively impacted by recent government rule changes, including the elimination of Title IV funding for “ability to benefit” students.

Comment and Outlook

“Our positive start growth in the second quarter of 2012 reflects the stabilization of our business,” said Shaun McAlmont, Lincoln’s President and Chief Executive Officer. “The operational changes made over the last two years are behind us and we are beginning to see the benefits of these initiatives. Our new student starts improved from the declines we saw last year and the early student engagement mentoring program that we introduced is having a positive effect on our student retention which, in turn, should positively impact completion rates. The acquisition of Florida Medical Training Institute will reduce our dependency on federal student aid, as these programs are not eligible to receive Title IV funds. Our early orientation program is helping us identify those students who are not ready to enroll at our campuses; thus we anticipate seeing a positive impact on retention and cohort default rates. We are pleased with our progress and will continue to manage to the regulatory standards which govern our institutions.

Mr. McAlmont concluded, “We believe our focus on technical and vocational careers offers us a strong competitive position in the overall educational market. We are focused on our three part strategy which includes improving student outcomes, strong regulatory compliance and increasing the growth of new students. We continue to position Lincoln to become the nation’s leading provider of vocational and technical education.”

Subsequent Event

On July 31, 2012, our Board of Directors approved a plan to cease operations at seven of our campuses.  The adjustments made to our business model to better align with the Department of Education’s increased emphasis on student outcomes and our efforts to comply with the 90/10 rule and cohort default rates greatly impacted the population at these campuses. In addition, the current economic environment and regulatory changes under the Consolidated Appropriations Act, 2012, which eliminated the ability to enroll “ability to benefit” students, have made these campuses no longer viable.  Accordingly, we have decided to cease operations at these campuses and have stopped enrolling new students.  For 2012, these campuses were expected to contribute approximately $14.5 million in revenue.  These campuses were expected to contribute approximately 570 students to second half of 2012 student starts.  We anticipate that the Company will incur pre-tax additional expenses during the second half of the year of approximately $11.4 million to shut down these facilities. We hope to offset some of these cash charges by subleasing some of the properties impacted and transferring some students to other accredited institutions. Once all operations have ceased at these campuses, the results of operations will be reflected as discontinued operations in our financial statements.  The Company anticipates that the impact of this decision will be accretive to earnings in 2013 by approximately $0.21 per share.

2012 Guidance –

As a result of both the goodwill and long-lived assets impairment charge recorded in the second quarter and to give effect to the campus closures outlined above, we are revising our 2012 guidance.

➢
For the third quarter of 2012, we now expect revenue of $102 million to $104 million, representing a decrease of approximately 16.6% over the third quarter of 2011, and a loss per share, after giving effect to the shutdown costs expected to be incurred in the third quarter of 2012, of $0.45 to $0.50.  Guidance for the third quarter of 2012 is based on an expected decrease in student starts of approximately 10%.  This decrease in student starts includes the effects of scheduled July starts that actually commenced in June as well as the expected decline in starts related to the shutdown of the campuses.  Excluding the impact of these items, student starts would be expected to decrease by approximately 1%  to 3% from prior year levels.

➢
For the full year, we now expect revenue of $420 million to $430 million, representing a decrease of approximately 16% over 2011, and a loss per share of $1.24 to $1.30.  Guidance for the full year includes approximately $1.34 in charges related to the goodwill and long-lived assets impairment and campuses shutdown costs.  Expected starts for the year, are now expected to be flat versus prior-year after giving effect to the shutdowns.

➢
The Board of Directors has set the record and payment dates for the dividend for the third quarter of 2012. The cash dividend of $0.07 per share will be payable on September 28, 2012 to shareholders of record on September 14, 2012.

Second Quarter 2012 Operating Performance

Revenue decreased 21.7% to $100.4 million for the quarter ended June 30, 2012 from $128.2 million for the quarter ended June 30, 2011.  This decrease was primarily due to a 25.0% decrease in average student population during the second quarter of 2012, partially offset by a 4.4% increase in average revenue per student.  The decrease in average student population was primarily due to adjustments in our business model to be better aligned with the Department of Education’s increased emphasis on student outcomes and our efforts to comply with the 90/10 rule and cohort default rates.  As part of these measures, we implemented a more selective student enrollment policy to ensure that we enroll students who demonstrate a strong ability to achieve successful student outcomes, including higher graduation and repayment rates and lower student debt levels.  We also restructured certain programs and altered program offerings at some of our campuses, which resulted in lower financial aid funding availability and higher student cash contributions.  We believe these changes coupled with the current economic conditions, are resulting in an increase in the number of potential students hesitant to take on debt and thus not enrolling in our schools.  This has resulted in a significant decline in student starts and average student population.  Average revenue per student increased primarily from tuition increases which ranged from 3% during the quarter and from changes to some of our program offerings, which shortened the delivery time of these programs and slightly accelerated revenue.

Operating loss was $28.1 million for the quarter ended June 30, 2012 compared to an operating income of $9.3 million for the quarter ended June 30, 2011.  This decrease was primarily due to a goodwill and long-lived assets impairment of $23.7 million and lower capacity utilization as a result of the decrease in average student population during the quarter.  Operating margin decreased from 7.3% for the quarter ended June 30, 2011 to a negative operating margin of 28.0% for the quarter ended June 30, 2012.

Educational services and facilities expense decreased by 8.9% to $49.8 million for the quarter ended June 30, 2012 from $54.6 million for the quarter ended June 30, 2011. This decrease in educational services and facilities expense was due to a $4.8 million, or 15.5%, decrease in instructional expenses, a $0.3 million, or 7.7%, increase in books and tools expense, and a $0.3 million, or 1.7%, decrease in facilities expense.  The decrease in instructional expenses was primarily due to a reduction in the number of instructors at most of our campuses resulting from a lower student population.  The increase in books and tools expense was attributable to an increase in student starts of approximately 18.4% for the quarter ended June 30, 2012 compared to the quarter ended June 30, 2011.  Facilities expense primarily decreased due to lower rent expense partially offset by increased depreciation expenses as a result of the relocation of our Denver campus, as well as a decrease in property taxes as a result of reassessed property values.  As a percentage of revenue, educational services and facilities expense increased to 49.6% for the quarter ended June 30, 2012 from 42.6% for the quarter ended June 30, 2011.

Selling, general and administrative expense decreased 14.4% to $55.0 million for the quarter ended June 30, 2012 from $64.2 million for the quarter ended June 30, 2011. The decrease was primarily due to a $5.1 million, or 14.7%, decrease in administrative expenses, a $3.0 million, or 13.0%, decrease in sales and marketing expenses and a $1.2 million, or 17.4%, decrease in student services expenses.  The decrease in administrative expenses was primarily due to a $1.5 million reduction in bad debt expense, a $1.4 million decrease in costs associated with the financial accounting system implemented during 2011 as well as reduced maintenance expenses for our student management system, $0.3 million lower furniture and fixture expense as a result of the relocation of our Denver campus and a $0.6 million reduction in legal expenses.   The decrease in sales and marketing expenses was primarily due to a $0.9 million reduction in marketing expenses and a decrease in the number of admissions representatives.

As a percentage of revenue, selling, general and administrative expense increased to 54.8% for the quarter ended June 30, 2012 from 50.1% in the prior-year quarter.

For the quarter ended June 30, 2012, our bad debt expense as a percentage of revenue was 5.8%, essentially flat, as compared to 5.8% for the quarter ended June 30, 2011.  The number of days revenue outstanding at June 30, 2012 increased to 21.2 days, compared to 18.4 days at June 30, 2011.  As of June 30, 2012, we had outstanding loan commitments to our students of $29.1 million, as compared to $28.8 million at March 31, 2012.  Loan commitments, net of interest that would be due on the loans through maturity, were $22.0 million at June 30, 2012 as compared to $21.4 million at March 31, 2012.

At June 30, 2012, we tested our goodwill and long-lived assets for impairment and recoverability and determined that a non-cash pre-tax impairment charge of approximately $23.7 million existed for five reporting units related to goodwill and ten reporting units for long-lived assets.

Net loss for the quarter ended June 30, 2012 was $20.7 million compared to net income of $4.9 million for the quarter ended June 30, 2011.  Diluted loss per share was $0.93 for the quarter ended June 30, 2012 compared to diluted earnings per share of $0.22 for the quarter ended June 30, 2011.

We strive to align our expenses throughout the year to our student population.  As our population increases or decreases, we align our personnel and our expenses to the extent possible to meet the needs of our existing population.

Cash flow from operations was $4.0 million for the six months ended June 30, 2012 compared with $19.1 million for the six months ended June 30, 2011.  Net cash provided by operating activities decreased $15.2 million primarily due to a reduction in net income and increases in prepaid income taxes, offset by decreases in unearned tuition and other working capital items.

Balance Sheet

We had $20.0 million of cash and cash equivalents at June 30, 2012 compared with $26.5 million at December 31, 2011.  Total debt and capital lease obligations decreased to $36.2 million at June 30, 2012 from $36.5 million at December 31, 2011.  Stockholders’ equity decreased to $213.6 million at June 30, 2012 from $239.0 million at December 31, 2011.

Student Metrics

Starts and Population

	Three Months Ended June 30,
	2012	2011	Change
Student starts - excluding short programs	4,996	4,219	18.4%
Average population - excluding short programs	18,528	24,711	-25.0%
End of period population - excluding short programs	18,156	22,262	-18.4%

Student starts - short programs	272	-	100.0%
End of period population - short programs	289	-	100.0%

Average Population Mix by Vertical

	Three Months Ended June 30,
	2012	2011
Health sciences	37%	39%
Automotive	35%	32%
Skilled trades	12%	10%
Business & IT	9%	9%
Hospitality services	7%	10%
	100%	100%

Conference Call Today

Lincoln will host a conference call today at 10:00 a.m. Eastern Standard Time.  The conference call can be accessed by going to the IR portion of our website at www.lincolnedu.com.  Participants can also listen to the conference call by dialing 866-510-0705 (domestic) or 617-597-5363 (international) and citing code 71447970. Please log-in or dial-in at least 10 minutes prior to the start time to ensure a connection. An archived version of the webcast will be accessible for 90 days at http://www.lincolnedu.com. A replay of the call will also be available for seven days by calling 888-286-8010 (domestic) or 617-801-6888 (international) and citing code 64155575.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education.  Lincoln offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: health sciences, automotive technology, skilled trades, business and information technology and hospitality services.  Lincoln has provided the workforce with skilled technicians since its inception in 1946.  Lincoln currently operates 46 campuses and 5 training sites in 17 states under 6 brands: Lincoln College of Technology, Lincoln Technical Institute, Nashville Auto-Diesel College, Euphoria Institute of Beauty Arts and Sciences, Lincoln College of New England and Florida Medical Training Institute.  As of June 30, 2012, 18,156 students were enrolled at Lincoln’s campuses.

Statements in this press release regarding Lincoln’s business which are not historical facts may be “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Lincoln’s Form 10-K for the year ended December 31, 2011.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

CONTACT:	Lincoln Educational Services Corporation
Cesar Ribeiro, CFO
973-736-9340

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

REVENUE	$100,365	$128,224	$205,236	$273,582
COSTS AND EXPENSES:
Educational services and facilities	49,769	54,619	101,579	113,635
Selling, general and administrative	55,017	64,237	112,201	132,124
(Gain) loss on sale of assets	(10)	30	(40)	9
Impairment of goodwill	23,683	-	23,683	-
Total costs & expenses	128,459	118,886	237,423	245,768
OPERATING (LOSS) INCOME	(28,094)	9,338	(32,187)	27,814
OTHER:
Interest income	-	2	2	5
Interest expense	(1,047)	(1,094)	(2,362)	(2,186)
Other income	2	8	10	13
(LOSS) INCOME BEFORE INCOME TAXES	(29,139)	8,254	(34,537)	25,646
(BENEFIT) PROVISION FOR INCOME TAXES	(8,431)	3,324	(10,775)	10,360
NET (LOSS) INCOME	$(20,708)	$4,930	$(23,762)	$15,286
Basic
Net (loss) income per share	$(0.93)	$0.22	$(1.07)	$0.70
Diluted
Net (loss) income per share	$(0.93)	$0.22	$(1.07)	$0.68
Weighted average number of common shares outstanding:
Basic	22,183	21,990	22,160	21,966
Diluted	22,183	22,561	22,160	22,490

Other data:

Adjusted EBITDA (1)	$2,512	$16,126	$5,490	$41,515
Depreciation and amortization	$6,921	$6,780	$13,984	$13,688
Number of campuses/training sites	51	45	51	45
Average enrollment	18,528	24,711	19,050	26,580
Stock-based compensation	$1,091	$814	$1,997	$2,130
Net cash (used in) provided by operating activities	$(1,711)	$4,110	$3,966	$19,149
Net cash used in investing activities	$(3,492)	$(11,825)	$(6,179)	$(23,336)
Net cash used in financing activities	$(2,409)	$(5,658)	$(4,317)	$(31,517)

Selected Consolidated Balance Sheet Data:	June 30, 2012
(In thousands)	(Unaudited)

Cash and cash equivalents	$19,994
Current assets	73,266
Working capital	5,570
Total assets	333,601
Current liabilities	67,696
Long-term debt and capital lease obligations, including current portion	36,247
Total stockholders’ equity	213,584

 (1) Reconciliation of Non-GAAP Financial Measures

The Company believes it is useful to present non-GAAP financial measures which exclude certain significant items as a means to understand the performance of its business.  EBITDA is a measurement not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We define EBITDA as income from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization.  Adjusted EBITDA includes non cash charges related to impairment of goodwill.  EBITDA and adjusted EBITDA is presented because we believe it is a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements.  It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  EBITDA is not necessarily comparable to similarly titled measures used by other companies.  Following is a reconciliation of net income (loss) to Adjusted EBITDA:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)

	2012	2011	2012	2011

Net (loss) income	$(20,708)	$4,930	$(23,762)	$15,286
Interest expense, net	1,047	1,092	2,360	2,181
(Benefit) provision for income taxes	(8,431)	3,324	(10,775)	10,360
Depreciation and amortization	6,921	6,780	13,984	13,688
EBITDA	(21,171)	16,126	(18,193)	41,515
Impairment of goodwill	23,683	-	23,683	-
Adjusted EBITDA	$2,512	$16,126	$5,490	$41,515